EXHIBIT 99.1

Terra Tech Corp Issues Statement in Response to Meritless Lawsuit Filed by Business Associate in State of Nevada

Irvine, CA - December 18, 2018 - Terra Tech Corp. (OTCQX: TRTC) ("Terra Tech" or the "Company"), a vertically integrated cannabis-focused agriculture company, today responded to allegations in a lawsuit filed against the Company in the State of Nevada by Heidi Loeb Hegerich related to MediFarm I, LLC, which owns the Blüm dispensary in Reno, NV.

The Company will defend itself vigorously against the meritless claims filed in the State of Nevada. Terra Tech strongly denies these allegations and would like to highlight that these are only allegations by a business partner which have not been proven. The Company maintains that, after a full vetting of relevant facts, Terra Tech will be fully vindicated. Terra Tech also intends to pursue numerous counter-claims against Ms. Hegerich. The Company was recently engaged in a previous lawsuit against Callow Distribution LLC in which the Company was awarded approximately $949,000 and can be read in the form 8-K which was filed with the SEC on December 17, 2018.

Terra Tech Chairman and CEO, Derek Peterson, issued the following statement in response to the lawsuit:

“Far from the image portrayed in recent interviews, Heidi Loeb Hegerich is in fact a wealthy, sophisticated investor with a history of disputes with business partners. Ms. Hegerich was married to David Loeb, one of the founders of Countrywide Mortgage. She has described herself as a business executive, real estate developer and self-described ‘mistress to the rich and famous.’ We reaffirm our commitment to our shareholders to correct any misleading and inaccurate reports and remain committed to providing accurate information to our investors.”

Ms. Hegerich’s lawsuit and recent interviews are an attempt to manipulate Terra Tech into paying money she is not owed. The real victims here are the 120,000+ Terra Tech shareholders who may have suffered losses from their investment in the Company as a result of her spurious accusations.

As Ms. Hegerich is well-aware, her allegations ignore the significant investment and expertise required to obtain a license and build out a retail facility. In fact, Terra Tech actually funded over 2.9 times the amount invested by Ms. Hegerich, including buying all of the product inventory to open the location and carrying operating losses until the opening of recreational sales.

Ms. Hegerich also neglected to mention that on numerous occasions, Terra Tech has offered to purchase her share of the business at a greater than eight times return on her investment within two years.

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Instead, she has raised a number of false and misleading allegations:

1.	Not properly audited:

•	Terra Tech is a publicly traded company audited by one of the largest accounting firms in the US. Additionally, MediFarm I has engaged an independent third-party accounting firm to review the books and records for the Reno business. Any allegations against the Company’s accounting practices are completely baseless in fact or evidence.

2.	False statements in 10K:

•	Terra Tech’s 10-K does not contain any false statements. The Company’s auditors and outside counsel have both reviewed the 10-K.

3.	Breach of operating agreement for dispensary operations:

•	Terra Tech has not received any equity distributions from the Reno business. It has actually invested several million dollars into the business.

4.	Stock manipulation:

•	Terra Tech has not manipulated the stock. The Company has made all required public filings and disclosures, and complies with all applicable laws, rules and regulations.

5.	Admitted to numerous errors in third party accounting:

•	On the contrary, Terra Tech has not admitted any errors in the third-party accounting. In fact, the third-party review found no material discrepancies in MediFarm I’s accounting.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with “TRTC” in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada and California. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Ahold, Aldi, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ http://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ http://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ http://www.facebook.com/ivxxbrand?fref=ts

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Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.'s (i) product demand, market and customer acceptance of its equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) ability to integrate GrowOp Technology Ltd. into its operations as a reporting issuer with the Securities and Exchange Commission, and (vi) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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